Exhibit 10.41.3

Synplicity Variable Incentive Pay Plan

Adopted February 17, 2005, Amended through January 30, 2008

Effective as of January 1, 2008

Plan Summary

The Synplicity Variable Incentive Pay Plan (“VIPP”) ties a portion of total employee compensation to the performance of Synplicity, Inc. (the “Company”), aligning employees to a common set of objectives and creating a “performance culture” throughout the Company.   The VIPP became effective April 1, 2005.  The plan participants are U.S. non-commissioned employees.  Other plan participants may be added to the VIPP by the Board of Directors (“Board”) by resolution.

VIPP payments are earned and paid quarterly based on achievement of a VIPP quarterly target revenue range, quarterly target operating income range and one or more additional Company objectives. The VIPP quarterly revenue and operating income target ranges for the entire fiscal year are determined by the Company’s Board at the beginning of each fiscal year, and the other Company objectives are determined quarterly. The Board determines whether the various target ranges are achieved, missed, or exceeded, and calculates the resulting quarterly payouts, with input from the Chief Executive Officer (CEO).  Variable pay percentages correspond to individual job categories and are consistent with industry levels as determined by compensation survey information.

Plan Details

1.               The purpose of the plan is to create a closer risk/reward relationship between compensation and performance that promotes a “performance culture.”

2.  Plan Participant Eligibility

a.               All non-commissioned, U.S. full-time and part-time exempt employees are included in the VIPP.

i.                  Any non-commissioned U.S. employees who are not either full-time employees or part-time exempt employees are excluded from the plan.

ii.               New hires will participate from date of employment and are eligible to receive a pro rata share of the plan payout amount in their first quarter of employment.

iii.            A plan participant must be an active U.S. employee on the last day of a calendar quarter in order to be eligible for a potential VIPP payout for that quarter, because payments are considered earned on the last day of each quarter.

iv.           Plan participants for whom employment with the Company is terminated non-voluntarily shall be an exception to (iii) above and are eligible to receive plan payout for the quarter of their termination, pro rata based on their length of employment during the quarter.

v.              Employees on leaves of absence shall be an exception to (iii) above and are eligible for VIPP participation for any portion of leave that is paid by the Company.  For unpaid leaves of any kind, the VIPP will be suspended, and employees will earn a pro rata share of the plan payout for the Company paid portion during the quarters they are starting or returning from unpaid leave.

3.                 Plan Participant Variable Compensation Target Amount and Percentages by Job Category

a.               The target percentage of an employee’s compensation that is variable under the VIPP (assuming a 100% payout percentage) is based upon the employees’ job category. The Company’s Board may amend the VIPP to change the variable percentage for any job category effective April 1 of any year.

b.              The variable percentage target table (showing the target percentage of an employee’s compensation that is variable under the VIPP, assuming a 100% payout percentage) is as follows:

Job Category	Variable %
CEO	TBD

Sr. VP/VP	20%

Director/Sr. Staff Eng.	[***]%

Manager/Staff Eng.	[***]%

Individual Contributor	[***]%

c.               The non-variable and variable amounts of an employee’s compensation are recalculated and prorated immediately upon any changes in compensation and/or job category, as applicable.

d.              For example, if an employee who is a manager and has cash compensation of $100,000 receives a 3% annual increase, his compensation going forward will be established as a $92,700 base compensation ($100,000 * 1.03 * 90%), and a $10,300 variable compensation ($100,000 * 1.03 * 10%).  The new base amount will be paid in semi-monthly payments of $3,862.50 ($92,700 / 24), and the variable amount will be determined in accordance with the payout formula and other terms of the VIPP.  Note that the actual amount of the variable compensation paid to this employee per quarter may be more or

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

less than $2,575 ($10,300 / 4), which is the amount calculated assuming 100% as the payout percentage. Additionally, if the compensation increase was effective in the middle of the quarter, the amounts would be prorated accordingly.

e.               Notwithstanding anything to the contrary in this plan, in the event of a merger, acquisition or other transaction in which the shareholders of the Company prior to the transaction hold less than 50% of the surviving entity immediately after the transaction, for purposes of any other Synplicity, Inc. benefit plan or company agreement (as it applies to participants in the VIPP), “annual base salary” shall be deemed to equal an amount that equals current base compensation and variable compensation as determined under the terms of the VIPP calculated using 100% as the payout percentage for the year.

4.                 Plan Payout Formula

a.               The “Plan Payout Formula” that determines the payout percentage is as follows:

Plan Payout % = Revenue Achievement x 40%   +   Operating Income Achievement x 40% +   Company Objective Achievement x 20%

This formula “weights” revenue and operating income achievement equally at 40% each (or a total of 80%) when calculating the payout, and “weights” the other company objectives at 20% when calculating the payout.

b.              For every calendar quarter in which the VIPP is effective (“VIPP Quarter”), the Company’s Board of Directors will generally determine the Plan Payout % for that quarter within one month after the quarter ends. The determination by the Company’s Board of Directors is final and binding.

c.               If the computed Plan Payout % as determined in sections 4, 5, 6, and 7 herein exceeds 100%, in no case will the actual quarterly payment above 100% of VIPP payout exceed 50% of operating profit in excess of the quarterly operating income target (QOIT, defined in section 6).

d.              Example Plan Payout % Calculations

i.                  Assume a Revenue Achievement of 100%, Operating Income Achievement of 100% and Company Objective Achievement of 80%, then:

Plan Payout % = (100% x 40%)  +  (100% x 40%)  +  (80% x 20%)

                           = 0.4 + 0.4 + 0.16

                           = 0.96 or 96%

ii.                     Assume a Revenue Achievement of 130%, Operating Income Achievement of 94% and Company Objective Achievement of 100%, then:

Plan Payout % = (130% x 40%)  +  (94% x 40%)  +  (100% x 20%)

                                = 0.52 + 0.376 + 0.20

                                = 1.096 or 109.6%

                                = 100% (VIPP payout cannot exceed 100% if the operating income target is not achieved, as described in section 4.c above)

5.                 Process for Plan Communication, Payout Determination, and Payment

a.               For every calendar quarter in which the VIPP is effective (“VIPP Quarter”), Company management will communicate the current quarterly revenue target, quarterly operating income target, revenue range percentage used to calculate the target revenue range, operating income range percentage used to calculate the target operating income range, and other VIPP Company objectives to plan participants at the regular quarterly employee meeting. Additionally, Company management will communicate the total of the four QRTs, the total of the four QOITs, the revenue range percentage, and the operating income range percentage for the year at the first regular quarterly employee meeting of the year.

b.              The Company’s Board of Directors will generally determine the Plan Payout % for each quarter within one month after that quarter ends. The determination by the Company’s Board of Directors is final and binding.

c.               Company management will communicate the Plan Payout % for the preceding VIPP Quarter to plan participants at the regular quarterly employee meeting following the VIPP Quarter.

d.              Payments to employees under the VIPP are anticipated to be made by the 15th of the second month following the applicable VIPP Quarter, except that the Company’s Board of Directors can ask management to reasonably delay payment, at its sole discretion, if it determines that more time is required to make an accurate determination of the Plan Payout %.

e.               In no event will VIPP payments be delayed past March 15 of the year following the year to which the VIPP applies.

6.                 The Revenue Achievement and Operating Income Achievement used in the Plan Payout Formula

a.               Overview

i.                  Each year, generally in January, the Company’s Board of Directors will determine VIPP quarterly revenue targets (“QRT”), quarterly operating income targets (“QOIT”), a revenue range percentage used to calculate the VIPP quarterly target revenue ranges (“Revenue Range Percentage”), and an operating income range percentage used to calculate the VIPP quarterly target operating income ranges (“Operating Income Range Percentage”) for the current fiscal year after consultation with management. QRTs, QOITs, the Revenue Range Percentage, and the Operating Income Range Percentage are determined specifically for the VIPP, and are not necessarily the same as other internal goals or external financial “guidance” given to the public in the Company’s financial conference calls.

ii.               The target revenue range for a VIPP Quarter is defined as the quarterly revenue target for the quarter (QRT) plus or minus the Revenue Range Percentage. The target operating income range for a

VIPP Quarter is defined as the quarterly operating income target for the quarter (QOIT) plus or minus the Operating Income Range Percentage.

iii.            The Revenue Achievement and Operating Income Achievement percentages in the Plan Payout Formula are computed as shown in sections 6.c and 6.d, and represent how well the Company achieved its VIPP quarterly target ranges. A high Revenue Achievement or Operating Income Achievement (100% or more) indicates the Company met or exceeded its VIPP quarterly revenue or operating income target ranges, respectively. A Revenue Achievement or Operating Income Achievement less than 100% indicates the Company fell short of its VIPP quarterly revenue or operating income target ranges, respectively. The actual revenue and operating income numbers for the quarter that are used in the formulas to determine Revenue Achievement and Operating Income Achievement are taken from the Company’s financial statements, with actual operating income on a proforma basis.

iv.           Although it is the goal that QRTs, QOITs, the Revenue Range Percentage, and the Operating Income Range Percentage will generally not change throughout the year once they are set by the Board, the Board reserves the right to make changes to them, if, in its sole discretion, market changes or other circumstances warrant changes to the targets.  The effectiveness of any such change of financial targets adverse to a plan participant with respect to the quarterly period then underway shall be subject to the consent of the affected plan participant;  provided, however that consent of affected plan participants shall not be required if the Board changes the QRT, QOIT, the Revenue Range Percentage and the Operating Income Range Percentage with respect to the quarterly period underway to account for the impact of mergers or acquisitions completed by Synplicity, changes in applicable financial accounting rules, or for the impact of corporate restructurings or reorganizations.

b.              Process for Determining Revenue Achievement and Operating Income Achievement

i.                  Company management calculates the Revenue Achievement and Operating Income Achievement for a VIPP Quarter and submits them to the Board for review. The Board reviews management’s calculations and determines the Revenue Achievement and Operating Income Achievement to be used in the Plan Payout Formula, such determinations being final and binding.

c.               Calculation of Revenue Achievement for a VIPP Quarter

i.                  Revenue Achievement ranges from 0% to 200%. If the actual revenue achieved is within the target revenue range, the Revenue Achievement is 100%. For every 1% of the QRT achieved above the high end of the target revenue range, there is a corresponding 10% increase in the Revenue

Achievement percentage, for a maximum Revenue Achievement of 200%. For every 1% of the QRT that the Company falls below the low end of the target revenue range, there is a corresponding decrease in the Revenue Achievement percentage, for a minimum Revenue Achievement of 0%.

ii.               Equations used to Calculate Revenue Achievement

The Revenue Achievement ranges from 0% to 200% and uses the following equations to calculate the value within that range.

If the actual revenue achieved during the prior VIPP Quarter is:

1.               Within the target revenue range (QRT plus or minus the Revenue Range Percentage), then the Revenue Achievement equals:

100%

2.               Above the top of the target revenue range (greater than QRT plus the Revenue Range Percentage), then the Revenue Achievement equals:

100%  +  10 x [ (actual revenue/QRT - 1) - Revenue Range Percentage ]

3.               Below the bottom of the target revenue range (less than QRT minus the Revenue Range Percentage), then the Revenue Achievement equals:

100%  -  10 x [ (1 - actual revenue/QRT) - Revenue Range Percentage ]

iii.                        Example Revenue Achievement Calculations

Assume the QRT for a VIPP Quarter is $18,000,000 and the Revenue Range Percentage is 2%:

1.               If the actual revenue achieved is $18,100,000, then the Revenue Achievement is 100%. $18,100,000 falls within the target revenue range of $18,000,000 plus or minus 2% (at, or between $17,640,000 and $18,360,000), so the Revenue Achievement equals 100%.

2.               If the actual revenue achieved is $17,700,000, then the Revenue Achievement is 100%. $17,700,000 falls within the target revenue range of $18,000,000 plus or minus 2% (at, or between $17,640,000 and $18,360,000), so the Revenue Achievement equals 100%.

3.               If the actual revenue achieved is $18,900,000, then the Revenue Achievement is above the top of the target revenue range (greater than $18,000,000 plus 2%, or $18,360,000), and the Revenue Achievement equals:

100%  +  10 x [ ($18,900,000/$18,000,000 - 1) - 0.02 ] = 1.30 or 130%

4.               If the actual revenue achieved is $17,500,000, then the Revenue Achievement is below the bottom of the target revenue range (less than $18,000,000 minus 2%, or $17,640,000), and the Revenue Achievement equals:

100%  -  10 x [ (1 - $17,500,000/$18,000,000) - 0.02 ] = 0.9222 or 92.22%

d.              Calculation of Operating Income Achievement for a VIPP Quarter

i.                  As the amount of the VIPP payout affects the financial results of the Company, throughout the calculation of Operating Income Achievement, “actual operating income” refers to operating income achieved after the total cost of the VIPP payout is considered.

ii.               Operating Income Achievement ranges from 0% to 200%. If the actual operating income achieved is within the target operating income range, the Operating Income Achievement is 100%. For every 1% of the QOIT achieved above the high end of the operating income range, there is an increase in the Operating Income Achievement percentage, for a maximum Operating Income Achievement of 200%. For every 1% of the QOIT that the Company falls below the low end of the operating income range, there is a decrease in the Operating Income Achievement percentage, for a minimum Operating Income Achievement of 0%.

iii.            Equations used to Calculate Operating Income Achievement

The Operating Income Achievement ranges from 0% to 200% and uses the following equations to calculate the value with that range  (excludes the effect of computing Operating Income Achievement after consideration of payout of the VIPP at other than 100%):

If the actual operating income achieved during the prior VIPP Quarter is:

1.               Within the target operating income range (QOIT plus or minus the Operating Income Range Percentage), then the Operating Income Achievement equals:

100%

2.               Above the top of the target operating income range (greater than QOIT plus the Operating Income Range Percentage), then the Operating Income Achievement equals:

1 + [ (actual operating income -  top of operating income range) / (QRT x .0333) ]

3.               Below the bottom of the target operating income range (less than QOIT minus the Operating Income Range Percentage), then the Operating Income Achievement equals:

1 - [ (bottom of operating income range - actual operating income) / (QRT x .0333) ]

(Note that the denominator in equations number 2 and 3 contains the quarterly revenue target, so as the Company’s revenue grows, the operating income range will have to scale/grow with it.)

iv.           Example Operating Income Achievement Calculations (excludes the effect of computing Operating Income Achievement after consideration of payout of the VIPP at other than 100%)

Assume the QOIT for a VIPP Quarter is $1,350,000, the QRT is $18,000,000, and the Operating Income Range Percentage is 5%:

1.               If the actual operating income is $1,400,000, then the Operating Income Achievement is 100%. $1,400,000 falls within the target operating income range of $1,350,000 plus or minus 5% (at, or between $1,282,500 and $1,417,500), so the Operating Income Achievement equals 100%.

2.               If the actual operating income is $1,290,000, then the Operating Income Achievement is 100%. $1,290,000 falls within the target operating income range of $1,350,000 plus or minus 5% (at, or between $1,282,500 and $1,417,500), so the Operating Income Achievement equals 100%.

3.               If the actual operating income is $1,500,000, then the Operating Income Achievement is above the top of the target operating income range (greater than $1,350,000 plus 5%, or $1,417,500), and the Operating Income Achievement equals:

1  +  [ ($1,500,000 - $1,417,500) / ($18,000,000 x ..0333) ] = 1.1376 or 113.76%

4.               If the actual operating income is $1,175,000, then the Operating Income Achievement is below the bottom of the target operating income range (less than $1,350,000 minus 5%, or $1,282,500), and the Operating Income Achievement equals:

1  -  [ ($1,282,500 - $1,175,000) / ($18,000,000 x .0333) ] = 0.8207 or 82.07%

7.                 The Company Objective Achievement used in the Plan Payout Formula

a.               Overview

i.                  The Company Objective Achievement is a metric that measures whether the Company achieves important Company performance objectives that have been established specifically for the VIPP.

ii.               Each VIPP Quarter the Company’s Board of Directors, in consultation with the CEO, will determine VIPP Company Objectives (“VCOs”) for that VIPP Quarter. The VCOs may include long term or short term objectives, and some long term VCOs may be determined at the beginning of the year, and not change throughout the year.

iii.            The VIPP Company Objectives (VCOs) for the current VIPP Quarter will generally be communicated to VIPP participants at the regular quarterly employee meeting, along with the determination of the Company Objective Achievement for the previous quarter. VCOs that are long term in nature will generally be communicated to participants at the first regular quarterly employee meeting of the year.

iv.           It is anticipated that there will generally be between 5 and 10 VCOs each VIPP Quarter, but there may be a fewer, or greater, number.

v.              The VIPP Company Objectives (VCOs) may include, but are not limited to the following areas:

1.               Customer bookings metrics

2.               Customer satisfaction metrics

3.               EE Times survey results

4.               Average time to respond to support calls

5.               Average/weighted times to close problems/trouble tickets

6.               Bug backlog

7.               QoR metrics

8.               Market penetration with a product

9.               Satisfaction of specific commitments to partners

b.              Process for Determining the Company Objective Achievement

i.                  After the end of each quarter, the CEO will provide his recommendation to the Board as to whether the Company achieved, exceeded, or did not achieve the prior VIPP Quarter’s VCOs.  The CEO will provide whatever information he feels necessary to support his recommendation to the Board.  The Board of Directors, in its sole discretion, will make the determination as to the achievement of the VCOs for that prior VIPP Quarter, and will determine the resulting Company Objective Achievement to be used in the Plan Payout Formula, such determination being final and binding.

c.               Calculation of Company Objective Achievement

Board of Director’s determination	Company Objective Achievement calculation
All VCOs were achieved	100%
All VCOs were exceeded	120%
No VCOs were achieved	80%
Combination of the above, if there is more than one VCO for the quarter (some combination of achieving, exceeding, not achieving)	Between 80 – 120%, at the discretion of the Board

8.                 Conflict Resolution

a.               The Board of Directors solely determines the Plan Payout % for a VIPP Quarter, as well as the QRTs, QOITs, VCOs, the Revenue Range Percentage, the Operating Income Range Percentage, and the Revenue Achievement, Operating Income Achievement, and Company Objective Achievement, and such decisions are final and binding.

b.              Any other conflicts or disputes arising from participation in the program must first be brought to the attention of the Human Resources Director, who will attempt to resolve the issue. Should the employee not attain resolution, the Chief Financial Officer will review the issue and make a determination. If such other conflict or dispute is not resolved by either the Human Resource

Director or the Chief Financial Officer, the Company’s Chief Executive Officer will review the dispute and make a final determination.

c.               Any dispute or controversy arising out of, relating to, or in connection with the VIPP, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Employment Dispute Resolution Rules of the American Arbitration Association as then in effect (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator in any court having jurisdiction.  The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  The Company shall pay the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

9.                 Changes to the Plan

a.               The Company reserves the right to make changes to the plan at any time.  All changes or amendments to the plan are subject to the approval of the Board of Directors.

At Will Employment

Employment at the Company is at will.  Nothing in this plan modifies the at will nature of employment at the Company, and the fact that any incentive payments are earned does not guarantee continued employment at the Company.

Addendum 1

to the

Synplicity Variable Incentive Pay Plan

Eligibility of Employees of Swedish Subsidiary

WHEREAS, Synplicity, Inc. (the “Company”) has a wholly owned Swedish subsidiary called Synplicity AB, and that Synplicity AB has a wholly owned Swedish subsidiary called Hardi Electronics AB (“Hardi”); and

WHEREAS, the Company would like to include current and future employees of Hardi (or any successor organization to Hardi) in its Variable Incentive Pay Plan (“VIPP”);

NOW, THEREFORE:

1.                               Employees of Hardi are eligible to participate in the VIPP as of June 11, 2007, unless otherwise stated in their employment contract, provided they meet the eligibility criteria set out in the VIPP, including the exclusion of those employees who receive commission pay, but not the criteria of those who work less than full time, defined as 30 or more hours a week.  All Hardi employees, including those scheduled to work fewer than 30 hours per week, are eligible to participate in the VIPP, except those who receive commission pay.

2.                               Payment of the VIPP to employees of Hardi is subject to Swedish labor laws in regards to employment, dispute resolution and applicable statutory payments, taxes, and fees.  All other terms and conditions of the VIPP apply.

3.                               Employees of the Swedish entity will receive payment through the Hardi payroll, as their employment contract terms stipulate.  VIPP payments will be paid through Hardi accounting processes and follow the usual and customary practices of the Hardi employee payroll.

4.                               This Addendum also applies to employees of any successor organization to Hardi owned by Synplicity AB, whether such successor organization is due to name change, change of corporate structure, or the like, without further action.